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EXHIBIT 8.1
LIST OF MAIN SUBSIDIARIES AS AT

JUNE 30, 2021 AND AS AT

OCTOBER 28, 2021
SUBSIDIARY NAME

JURISDICTION OF
INCORPORATION
AND RESIDENCE
PROPORTION OF
OWNERSHIP INTEREST
AND VOTING INTEREST
Ergo Mining Operations Proprietary Limited

South Africa 100%
Crown Gold Recoveries Proprietary Limited South Africa 100%
East Rand Proprietary Mines Limited South Africa 100%
Ergo Mining Proprietary Limited South Africa 100%
Far West Gold Recoveries

Proprietary Limited
South Africa 100%